Exhibit 99

1016 Civic Center Drive NW ● Rochester, MN 55901 ● Phone (507) 535-1200 ● Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel President and Chief Executive Officer HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $1.4 million, up $0.6 million, compared to net income of $0.8 million in third quarter of 2015
●	Diluted earnings per share of $0.30, up $0.12, compared to $0.18 in third quarter of 2015
●	Net interest income of $6.6 million, up $1.6 million from third quarter of 2015
●	Total assets increased $32 million, or 4.9%, in the third quarter of 2016

Year to Date Summary

●	Net income of $4.7 million, up $2.8 million, compared to net income of $1.9 million in first nine months of 2015
●	Diluted earnings per share of $0.99, up $0.61, compared to diluted earnings per share of $0.38 in first nine months of 2015
●	Net interest income of $19.5 million, up $5.2 million from first nine months of 2015
●	Total assets increased $43 million, or 6.6%, in first nine months of 2016

	Three Months Ended		Nine Months Ended
Net Income Summary	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2016	2015	2016	2015
Net income	$1,414	820	$4,666	1,866
Net income available to common stockholders	1,414	820	4,666	1,758
Diluted earnings per share	0.30	0.18	0.99	0.38
Return on average assets	0.84	0.53%	0.95	0.43%
Return on average equity	7.55	4.77%	8.60	3.61%
Book value per common share	$16.67	15.33	$16.67	15.33

ROCHESTER, MINNESOTA, October 20, 2016 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $686 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.4 million for the third quarter of 2016, an increase of $0.6 million compared to net income of $0.8 million for the third quarter of 2015. Diluted earnings per share for the third quarter of 2016 was $0.30, an increase of $0.12 from diluted earnings per share of $0.18 for the third quarter of 2015. The increase in net income for the third quarter of 2016 is due primarily to a $1.6 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. The increase in interest income was partially offset by a $0.4 million increase in compensation expense as a result of annual increases in compensation and an increase in employees between the periods related to increased loan production. Income tax expense increased $0.5 million because of the increase in pre-tax income in the third quarter of 2016 when compared to the third quarter of 2015.

President’s Statement

“We are pleased to report the improvement in net income in the third quarter of 2016 when compared to the same period of 2015,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increase in net income between the periods is the result of increasing interest income and managing expenses in order to improve our financial results. We will continue to focus our efforts on prudently growing our core deposit and loan balances in order to further enhance the financial performance of our core banking operations. ”

Third Quarter Results

Net Interest Income

Net interest income was $6.6 million for the third quarter of 2016, an increase of $1.6 million, or 31.2%, from $5.0 million for the third quarter of 2015. Interest income was $7.0 million for the third quarter of 2016, an increase of $1.6 million, or 29.0%, from $5.4 million for the same period in 2015. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $60.7 million between the periods, the average interest-earning assets held in higher yielding loans increased $137.7 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $77.0 million between the periods. The yield on average interest-earning assets was also enhanced $0.5 million, or 21 basis points, due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off real estate loans in the third quarter of 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. Average outstanding loans also increased $24.1 million between the periods as a result of acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average yield earned on interest-earning assets was 4.35% for the third quarter of 2016, an increase of 63 basis points from 3.72% for the third quarter of 2015.

Interest expense was $0.4 million for the third quarter of 2016, the same as the third quarter of 2015. Interest expense remained the same and the average rate paid on interest-bearing liabilities decreased 3 basis points between the periods primarily because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $54.2 million between the periods, the average amount held in lower rate checking and money market accounts increased $50.0 million and the average amount held in higher rate certificates of deposits and other borrowings increased $4.2 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of the $42.6 million increase in average deposits as a result of acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average interest rate paid on interest-bearing liabilities was 0.27% for the third quarter of 2016, compared to 0.30% for the third quarter of 2015. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2016 was 4.10%, an increase of 66 basis points, compared to 3.44% for the third quarter of 2015.

A summary of the Company’s net interest margin for the three month periods ended September 30, 2016 and 2015 is as follows:

	For the three-month period ended
	September 30, 2016			September 30, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,176	307	1.54%	$131,232	503	1.52%
Loans held for sale	4,214	47	4.44	3,633	36	3.93
Mortgage loans, net	107,053	1,147	4.26	78,820	817	4.11
Commercial loans, net	351,004	4,520	5.12	259,587	3,273	5.00
Consumer loans, net	74,544	913	4.87	57,040	734	5.11
Cash equivalents	19,267	18	0.37	44,358	26	0.23
Federal Home Loan Bank stock	770	2	1.03	691	1	0.57
Total interest-earning assets	$636,028	6,954	4.35	$575,361	5,390	3.72

Interest-bearing liabilities:
NOW accounts	83,562	10	0.05	72,995	4	0.02
Savings accounts	73,293	16	0.09	58,008	12	0.08
Money market accounts	168,870	92	0.22	154,904	84	0.22
Certificates	101,401	137	0.54	96,886	131	0.54
Advances and other borrowings	9,000	149	6.59	10,000	166	6.59
Total interest-bearing liabilities	$436,136			$392,793
Non-interest checking	148,788			138,571
Other non-interest bearing deposits	1,846			1,190
Total interest-bearing liabilities and non-interest bearing deposits	$586,760	404	0.27	$532,554	397	0.30
Net interest income		6,550			4,993
Net interest rate spread			4.08%			3.42%
Net interest margin			4.10%			3.44%

Provision for Loan Losses

The provision for loan losses was $0.1 million for the third quarter of 2016, an increase of $0.2 million from the ($0.1) million provision for loan losses for the third quarter of 2015. The provision for loan losses increased primarily because of the increased loan growth that was experienced in the third quarter of 2016 when compared to the third quarter of 2015. The increase in the provision related to increased loan growth was partially offset by a decrease in the reserve percentages applied to certain risk rated loan categories as a result of an internal analysis that was performed during the quarter. Total non-performing assets were $5.8 million at September 30, 2016, an increase of $0.9 million, or 19.3%, from $4.9 million at June 30, 2016. Non-performing loans increased $1.5 million and foreclosed and repossessed assets decreased $0.6 million during the third quarter of 2016.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2016 and 2015 is summarized as follows:

(Dollars in thousands)	2016	2015
Balance at June 30,	$10,325	$8,402
Provision	80	(56)
Charge offs:
One-to-four family real estate	(66)	(19)
Commercial real estate	(67)	0
Consumer	(14)	(39)
Commercial business	(56)	(1)
Recoveries	104	499
Balance at September 30,	$10,306	$8,786

Allocated to:
General allowance	$9,050	$7,875
Specific allowance	1,256	911
	$10,306	$8,786

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2015.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2016	2016	2015
Non-Performing Loans:
One-to-four family real estate	$923	$1,173	$1,655
Commercial real estate	2,847	1,310	1,694
Consumer	815	967	786
Commercial business	412	0	46
Total	4,997	3,450	4,181

Foreclosed and Repossessed Assets:
One-to-four family real estate	0	591	48
Commercial real estate	815	830	1,997
Total non-performing assets	$5,812	$4,871	$6,226
Total as a percentage of total assets	0.85%	0.75%	0.97%
Total non-performing loans	$4,997	$3,450	$4,181
Total as a percentage of total loans receivable, net	0.92%	0.65%	0.90%
Allowance for loan losses to non-performing loans	206.24%	299.29%	232.22%

Delinquency Data:
Delinquencies (1)
30+ days	$1,506	$1,289	$993
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.27%	0.24%	0.21%
90+ days	0.00%	0.00%	0.00%

(1)	Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.1 million for the third quarter of 2016, a decrease of $0.1 million, or 3.8%, from $2.2 million for the same period of 2015. The decrease in non-interest income is primarily related to the $0.2 million decrease in other non-interest income due to a decrease in the gains recognized on acquisitions between the periods. This decrease was partially offset by an increase in gain on sales of loans between the periods because of an increase in single family loan sales. Fees and service charges also increased slightly between the periods due to an increase in debit card income.

Non-interest expense was $6.2 million for the third quarter of 2016, an increase of $0.2 million, or 3.9%, from $6.0 million for the same period of 2015. Compensation expense increased $0.4 million between the periods due to annual increases in compensation and an increase in employees between the periods related to increased loan production. Occupancy and equipment expense increased $0.1 million because of increased software and equipment expenses. Data processing expense increased slightly between the periods due to increased mobile and on-line banking costs. These increases in non-interest expenses were partially offset by a $0.2 million increase in the gains on real estate owned because there were fewer valuation write downs in the current period when compared to the same period in 2015. Other non-interest expense decreased $0.1 million due primarily to a decrease in advertising expenses between the periods.

Income tax expense was $1.0 million for the third quarter of 2016, an increase of $0.5 million from $0.5 million for the third quarter of 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the third quarter of 2016 when compared to the third quarter of 2015.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2016 was 0.84%, compared to 0.53% for the third quarter of 2015. Return on average equity (annualized) was 7.55% for the third quarter of 2016, compared to 4.77% for the same period of 2015. Book value per common share at September 30, 2016 was $16.67, compared to $15.33 at September 30, 2015.

Nine Month Period Results

Net Income

Net income was $4.7 million for the nine month period ended September 30, 2016, an increase of $2.8   million, or 150.1%, compared to net income of $1.9 million for the nine month period ended September 30, 2015. The net income available to common shareholders was $4.7 million for the nine month period ended September 30, 2016, an increase of $2.9 million, or 165.4%, compared to net income available to common shareholders of $1.8 million for the same period of 2015. Diluted earnings per share for the nine month period ended September 30, 2016 was $0.99, an increase of $0.61 per share compared to diluted earnings per share of $0.38 for the same period of 2015. The increase in net income for the nine month period ended September 30, 2016 was due primarily to a $5.3 million increase in interest income as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods. The increase in interest income was partially offset by a $0.7 million increase in compensation expense due primarily to annual increases in compensation and an increase in employees related to the increased loan production. Income tax expense increased $2.1 million because of the increase in pre-tax income between the periods.

Net Interest Income

Net interest income was $19.5 million for the first nine months of 2016, an increase of $5.3 million, or 36.8%, from $14.2 million for the same period of 2015. Interest income was $20.6 million for the nine month period ended September 30, 2016, an increase of $5.3 million, or 34.5%, from $15.3 million for the same nine month period of 2015. Interest income increased between the periods primarily because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in an increase in the average yields earned between the periods. While the average interest-earning assets increased $74.0 million between the periods, the average interest-earning assets held in higher yielding loans increased $130.1 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $56.1 million between the periods. The yield on average interest-earning assets was also enhanced $2.0 million, or 38 basis points, due to loan prepayment penalties, yield adjustments recognized on purchased loans, and interest payments received on non-accruing and previously charged off real estate loans during the first nine months of 2016. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods. Average outstanding loans also increased $28.1 million between the periods as a result of the acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average yield earned on interest-earning assets was 4.43% for the first nine months of 2016, an increase of 68 basis points from 3.75% for the same period of 2015.

Interest expense was $1.2 million for the first nine months of 2016, an increase of $0.1 million, or 5.3%, compared to $1.1 million for the first nine months of 2015. Interest expense increased because of an increase in the average outstanding interest-bearing liabilities. The average rate paid on interest-bearing liabilities decreased 3 basis points between the periods primarily because of the change in the composition of the average interest-bearing liabilities. While the average interest-bearing liabilities increased $72.1 million between the periods, the average amount held in lower rate checking and money market accounts increased $65.6 million and the average amount held in higher rate certificates of deposits and other borrowings increased $6.5 million between the periods. The increase in the average outstanding deposits between the periods was primarily the result of the $52.0 million increase in average deposits as a result of acquisitions that occurred in the third quarter of 2015 and the second quarter of 2016. The average interest rate paid on interest-bearing liabilities was 0.27% for the first nine months of 2016 compared to 0.30% for the first nine months of 2015. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2016 was 4.18%, an increase of 71 basis points, compared to 3.47% for the first nine months of 2015.

A summary of the Company’s net interest margin for the nine month periods ended September 30, 2016 and 2015 is as follows:

	For the nine-month period ended
	September 30, 2016			September 30, 2015
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$89,264	1,066	1.60%	$139,851	1,542	1.47%
Loans held for sale	3,134	99	4.22	2,485	60	3.23
Mortgage loans, net	101,330	3,200	4.22	73,063	2,292	4.19
Commercial loans, net	332,526	13,630	5.48	247,586	9,346	5.05
Consumer loans, net	70,554	2,566	4.86	54,273	2,053	5.06
Cash equivalents	24,153	73	0.40	29,699	48	0.22
Federal Home Loan Bank stock	758	4	0.70	733	3	0.55
Total interest-earning assets	$621,719	20,638	4.43	$547,690	15,344	3.75

Interest-bearing liabilities:
NOW accounts	83,955	36	0.06	75,139	12	0.02
Savings accounts	71,336	46	0.09	51,706	27	0.07
Money market accounts	162,523	268	0.22	150,582	261	0.23
Certificates	100,623	377	0.50	95,282	405	0.57
Advances and other borrowings	9,328	446	6.39	8,665	409	6.31
Total interest-bearing liabilities	$427,765			381,374
Non-interest checking	145,727			120,526
Other non-interest bearing deposits	1,510			1,044
Total interest-bearing liabilities and non-interest bearing deposits	$575,002	1,173	0.27	$502,944	1,114	0.30
Net interest income		19,465			14,230
Net interest rate spread			4.16%			3.45%
Net interest margin			4.18%			3.47%

Provision for Loan Losses

The provision for loan losses was ($0.3) million for the first nine months of 2016, a decrease of $0.1 million from the ($0.2) million provision for loan losses for the same nine month period of 2015. The provision decreased between the periods primarily because of the decrease in the reserve percentages applied to certain risk rated loan categories as a result of an internal analysis performed and also because of an increase in recoveries received on previously charged off loans. Total non-performing assets were $5.8 million at September 30, 2016, a decrease of $0.4 million, or 6.7%, from $6.2 million at December 31, 2015. Non-performing loans increased $0.8 million and foreclosed and repossessed assets decreased $1.2 million during the first nine months of 2016.

A reconciliation of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2016 and 2015 is summarized as follows:

(Dollars in thousands)	2016	2015
Balance at January 1,	$9,709	$8,332
Provision	(271)	(239)
Charge offs:
One-to-four family	(66)	(19)
Commercial real estate	(67)	0
Consumer	(29)	(66)
Commercial business	(100)	(7)
Recoveries	1,130	785
Balance at September 30,	$10,306	$8,786

Non-Interest Income and Expense

Non-interest income was $6.0 million for the first nine months of 2016, an increase of $0.3 million, or 5.5%, from $5.7 million for the same period of 2015. The increase in non-interest income is primarily related to the $0.4 million increase in the gain on sales of loans between the periods because of an increase in single family loan sales. Fees and service charges increased $0.1 million between the periods due primarily to an increase in debit card income. These increases were partially offset by a $0.2 million decrease in other income primarily because of a decrease in the gains realized on acquisitions between the periods.

Non-interest expense was $17.9 million for the first nine months of 2016, an increase of $0.7 million, or 4.2%, from $17.2 million for the same period of 2015. Compensation expense increased $0.7 million between the periods due to annual increases in compensation and an increase in employees between the periods related to the increased loan production. Occupancy and equipment expense increased $0.3 million because of increased software and equipment expenses. Other non-interest expense increased $0.1 million due primarily to an increase in loan related expenses as a result of the increase in loans originated between the periods. Data processing expense increased $0.1 million between the periods due to increased mobile and on-line banking costs. Other professional expenses increased $0.1 million primarily due to expenses related to the acquisition that occurred in the second quarter of 2016. These increases in non-interest expenses were partially offset by a $0.6 million increase in the gains on real estate owned between the periods primarily because of the gain that was recognized on the sale of a single commercial property in the first nine months of 2016.

Income tax expense was $3.1 million for the first nine months of 2016, an increase of $2.0 million, from $1.1 million for the same period in 2015. The increase in income tax expense between the periods is primarily related to the increase in pre-tax income in the first nine months of 2016 when compared to the first nine months of 2015.

Net Income Available to Common Shareholders

Net income available to common shareholders was $4.7 million for the first nine months of 2016, an increase of $2.9 million from the $1.8 million net income available to common shareholders in the same period of 2015. Net income available to common shareholders increased primarily because of the increase in net income and a reduction in the dividends required to be paid on the outstanding Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Preferred Stock”) between the periods. On February 17, 2015 the Company redeemed the final 10,000 shares of its outstanding Preferred Stock and, as a result, no dividends are required to be paid on the Preferred Stock after that date.

Return on Assets and Equity

            Return on average assets (annualized) for the nine-month period ended September 30, 2016 was 0.95%, compared to 0.43% for the same period in 2015. Return on average equity (annualized) was 8.60% for the nine-month period ended September 30, 2016, compared to 3.61% for the same period in 2015.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices in Minnesota located in Sartell and Owatonna and one loan origination office in Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, improving credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; our ability to integrate acquired operations; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount and composition of interest bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability of HMN to pay the principal and interest payments on its third party note payable; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; acquisition integration costs; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

 HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$34,594	39,782
Securities available for sale:
Mortgage-backed and related securities (amortized cost $1,274 and $2,237)	1,306	2,283
Other marketable securities (amortized cost $78,979 and $110,092)	78,810	109,691
	80,116	111,974

Loans held for sale	5,879	3,779
Loans receivable, net	540,583	463,185
Accrued interest receivable	2,235	2,254
Real estate, net	815	2,045
Federal Home Loan Bank stock, at cost	770	691
Mortgage servicing rights, net	1,537	1,499
Premises and equipment, net	8,119	7,469
Goodwill	802	0
Core deposit intangible	478	393
Prepaid expenses and other assets	1,153	1,417
Deferred tax asset, net	8,586	8,673
Total assets	$685,667	643,161

Liabilities and Stockholders’ Equity
Deposits	$592,243	559,387
Other borrowings	9,000	9,000
Accrued interest payable	238	242
Customer escrows	1,878	830
Accrued expenses and other liabilities	7,474	4,057
Total liabilities	610,833	573,516
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued and outstanding shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,476	50,388
Retained earnings, subject to certain restrictions	85,202	80,536
Accumulated other comprehensive loss	(83)	(214)
Unearned employee stock ownership plan shares	(2,271)	(2,417)
Treasury stock, at cost 4,639,739 and 4,645,769 shares	(58,581)	(58,739)
Total stockholders’ equity	74,834	69,645
Total liabilities and stockholders’ equity	$685,667	643,161

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest income:
Loans receivable	$6,627	4,860	19,495	13,751
Securities available for sale:
Mortgage-backed and related	12	35	48	87
Other marketable	295	468	1,018	1,455
Cash equivalents	18	26	73	48
Other	2	1	4	3
Total interest income	6,954	5,390	20,638	15,344

Interest expense:
Deposits	255	231	727	705
Advances and other borrowings	149	166	446	409
Total interest expense	404	397	1,173	1,114
Net interest income	6,550	4,993	19,465	14,230
Provision for loan losses	80	(56)	(271)	(239)
Net interest income after provision for loan losses	6,470	5,049	19,736	14,469

Non-interest income:
Fees and service charges	901	863	2,553	2,489
Loan servicing fees	280	262	812	778
Gain on sales of loans	656	613	1,848	1,428
Other	310	493	791	997
Total non-interest income	2,147	2,231	6,004	5,692

Non-interest expense:
Compensation and benefits	3,723	3,299	11,016	10,285
(Gains) losses on real estate owned	(11)	168	(435)	121
Occupancy and equipment	998	936	2,994	2,741
Data processing	299	254	853	753
Professional services	252	273	871	782
Other	940	1,039	2,626	2,518
Total non-interest expense	6,201	5,969	17,925	17,200
Income before income tax expense	2,416	1,311	7,815	2,961
Income tax expense	1,002	491	3,149	1,095
Net income	1,414	820	4,666	1,866
Preferred stock dividends	0	0	0	(108)
Net income available to common shareholders	1,414	820	4,666	1,758
Other comprehensive income (loss), net of tax	(51)	275	131	481
Comprehensive income available to common shareholders	$1,363	1,095	4,797	2,239
Basic earnings per share	$0.34	0.20	1.12	0.43
Diluted earnings per share	$0.30	0.18	0.99	0.38

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
I. OPERATING DATA:
Interest income	$6,954	5,390	20,638	15,344
Interest expense	404	397	1,173	1,114
Net interest income	6,550	4,993	19,465	14,230

II. AVERAGE BALANCES:
Assets (1)	669,114	608,750	652,906	579,833
Loans receivable, net	532,601	395,447	504,410	374,921
Securities available for sale (1)	79,176	131,232	89,264	139,851
Interest-earning assets (1)	636,029	575,361	621,719	547,690
Interest-bearing liabilities	586,760	532,554	575,002	502,944
Equity (1)	74,509	68,169	72,440	69,043

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.84%	0.53%	0.95%	0.43%
Interest rate spread information:
Average during period	4.08	3.42	4.16	3.45
End of period	4.09	3.91	4.09	3.91
Net interest margin	4.10	3.44	4.18	3.47
Ratio of operating expense to average total assets (annualized)	3.69	3.89	3.67	3.97
Return on average equity (annualized)	7.55	4.77	8.60	3.61
Efficiency	71.30	82.63	70.38	86.34
	September 30,	December 31,	September 30,
	2016	2015	2015
IV. ASSET QUALITY:
Total non-performing assets	$5,812	6,226	11,585
Non-performing assets to total assets	0.85%	0.97%	1.87%
Non-performing loans to total loans receivable, net	0.92	0.90	2.10
Allowance for loan losses	$10,306	9,709	8,786
Allowance for loan losses to total assets	1.50%	1.51%	1.42%
Allowance for loan losses to total loans receivable, net	1.91	2.10	2.03
Allowance for loan losses to non-performing loans	206.24	232.22	96.75

V. BOOK VALUE PER SHARE:
Book value per common share	$16.67	15.54	15.33
	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2016	Dec 31, 2015	Sept 30, 2015
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	10.91%	10.83%	11.10%
Average stockholders’ equity to average assets (1)	11.10	11.70	11.91
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	108.12	108.52	108.90
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1	12.59	14.08	14.05
Tier 1 leverage	11.00	11.46	11.45
Tier 1 risk-based	12.59	14.08	14.05
Total risk-based	13.85	15.35	15.31
	September 30,	December 31,	September 30,
	2016	2015	2015
VII. EMPLOYEE DATA:
Number of full time equivalent employees	199	185	182

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.